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                                                              Exhibit 10.3

                              CONSULTING AGREEMENT


     This Consulting Agreement is executed effective as of the 12th of January, 2000, by and between Autologous Wound Therapy, Inc., a Delaware corporation ("AWT"), and The Kriegsman Group, a sole proprietorship based in California and owned by Steven Kriegsman, an individual and resident of the State of California (collectively "Kriegsman").

                                  WITNESSETH:

     WHEREAS, AWT desires to engage Kriegsman as a consultant to provide consulting and advisory services to AWT on the terms and conditions hereinafter provided; and

     WHEREAS, Kriegsman desires to be so engaged by AWT as an independent contractor, and not as an employee, in order to perform the services subject to this engagement;

     NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, and other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

     1. Engagement. Upon the terms and conditions contained herein, AWT hereby engages Kriegsman, and Kriegsman hereby accepts such engagement as an independent consultant and advisor to AWT. Throughout the term of this Agreement, Kriegsman shall provide the following services to AWT:

          (a) Assist AWT in developing and recruiting members of the Board of Directors and Board of Advisors which reflects prominent and recognized members involved in the health care industry and AWT's business;

          (b) Assist AWT's Board of Directors and management in recruiting senior executives to complete the management team and successfully implement AWT's business plan;

          (c) Assist AWT in arranging and negotiating appropriate strategic alliances, joint venture arrangements and licensing agreements with major companies both nationally and internationally,

          (d) Recruit potential members to serve on AWT's Board of Directors or Board of Advisors;

          (e) Assist AWT in raising equity capital through private placements and/or public offerings;


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          (f) Initiate research coverage of AWT's common stock with a "buy"
     recommendation;

          (g) Seek out and approach investment bankers and other sources of equity or debt funding for AWT in an effort to develop an interest in having a future relationship with AWT; and

          (h) Develop and assist AWT in expanding its media presence for AWT and its wound therapy in trade and financial publications.

AWT shall have no specific control over Kriegsman's particular methods and procedures for performing the services hereunder outside the general guidelines prescribed from time to time by AWT. Kriegsman agrees to perform the duties described herein in a faithful, diligent, and professional manner and shall be at all times courteous and considerate to potential and actual customers of AWT so as to maintain AWT's goodwill in the community.

     2. Term. The term of this engagement shall be for a period of thirty-six
(36) months commencing on the effective date hereof and shall continue until the third anniversary of such date unless otherwise terminated as provided herein, or by mutual agreement of the parties.

     3. Compensation.

     (a) Monthly Consulting Fee. Kriegsman will be paid a monthly consulting fee of up to Twenty-Five Thousand Dollars ($25,000.00) per month based upon the dollar value of equity placements or funds from joint ventures, strategic alliances or licenses arranged for AWT by Kriegsman. Kriegsman will be paid an initial non-refundable consulting fee in the amount of Twenty-Five Thousand Dollars ($25,000.00) upon the execution of this Agreement. Once Kriegsman has raised a minimum of Three Million Dollars ($3,000,000.00) on behalf of AWT, Kriegsman will receive the sum of Five Thousand Dollars ($5,000.00), due and payable on the first (1st) day of each month beginning with the first month following AWT's receipt of proceeds aggregating Three Million Dollars ($3,000,000.00) from the efforts of Kriegsman under this Agreement and continuing each month thereafter during the term of this Agreement. The monthly consulting fees shall be increased from Five Thousand Dollars ($5,000.00) up to Twenty Five Thousand Dollars ($25,000.00) per month once AWT has received aggregate proceeds in excess of Three Million Dollars ($3,000,000.00). The amount of the consulting fee due and payable shall be determined based upon a formula which shall be a fraction multiplied times Twenty-Five Thousand Dollars ($25,000.00). The numerator of the fraction shall be the amount of proceeds received by AWT from the efforts of Kriegsman and the denominator shall be Fifteen Million Dollars ($ 15,000,000.00). For example, if Kriegsman has raised Twelve Million Dollars ($12,000,000.00), then the amount of the consulting fee will be Twenty Thousand Dollars ($20,000.00) ($12,000,000.00 / $15,000,000.00 x
$25,000.00). In no event shall the

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     monthly fee payable exceed Twenty-Five Thousand Dollars ($25,000.00)
     regardless of the monies raised by Kriegsman for the benefit of AWT.

     (b) Reimbursement of Expenses. AWTX will reimburse Kriegsman for reasonable out-of-pocket expenses incurred by Kriegsman in performing his services hereunder. Expenses aggregating in excess of Five Hundred Dollars ($500.00) per month must be approved in advance by AWT. Reimbursement shall be made on a monthly basis following Kriegsman's submission of reasonable documentation.

     (c) Stock Options. In addition to the consulting fees due and payable under subparagraph (a) above, Kriegsman shall be entitled to the following stock options and warrants to purchase stock in the Company on the following terms and conditions:

          (i) Award of Initial Options. Upon the execution of this Agreement, AWT shall grant Kriegsman the option to purchase up to One Hundred Fifty Thousand (150,000) shares of AWT common stork at an exercise price of Four Dollars ($4.00) per share. The options must be exercised within five (5) years of the date of grant. AWT agrees to include the shares issued in connection with the exercise of the options granted under this subparagraph (c)(i) to Kriegsman in the next registration statement filed by the Company or on behalf of any other shareholder having demand registration rights following the exercise of said options.

          (ii) Additional Options. AWT agrees to issue additional options to purchase its common stock to Kriegsman aggregating in an amount not to exceed Four Hundred Fifty Thousand (450,000) shares, exercisable at Four Dollars ($4.00) per share, which shall be issued based upon Kriegsman meeting the following performance obligations:

               (A) Options to purchase One Hundred Fifty Thousand (150,000) shares shall be issued immediately following AWT's hiring of a senior executive officer introduced by Kriegsman to AWT;

               (B) Options to purchase One Hundred Twenty-Five Thousand (125,000) shares shall be issued after two (2) members introduced by Kriegsman accept appointment to AWT's Board of Directors;

               (C) Options to purchase One Hundred Twenty-Five Thousand (125,000) shares will be issued for each One Million Dollars ($1,000,000.00) in excess of Three Million Dollars ($3,000,000.00) in equity capital or funds from joint ventures, strategic alliances or licensing transactions arranged for AWT by Kriegsman have been received by AWT; and

               (D) Subject to the issuance of the options described in (A) through (C) above in the aggregate limitation of Four Hundred Fifty Thousand (450,000) options to be granted under this subparagraph (c), up to One Hundred Fifty

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          Thousand (150,000) options will be issued on the first (1st ), second
          (2nd) and third (3rd) anniversary date of the execution of this Agreement.

                    (iii) The foregoing options will (a) vest immediately upon issuance to Kriegsman, (b) permit cashless exercise to the extent of the option price, (c) be exercisable for a five (5) year period following the date of issue; however, AWT will agree to extend the exercise term for the options for up to an additional three (3) year period if it is determined that FDA approval is required for AWT's chronic wound care therapy and
               (d) AWT agrees to include the shares issued in connection with the exercise of the options granted under this subparagraph (c) to Kriegsman in the next registration statement filed by the Company or on behalf of any other shareholder having demand registration rights following the exercise of said options. Kriegsman shall be solely responsible for any income tax liability, withholding or deposits required in connection with the issuance or exercise of any option.

               (d) Fee on Equity or Debt Placements. In addition to the amounts payable under subparagraph (a) and the issuance of the options described in subparagraph (c) above, for any equity capital or convertible debt placement with sources introduced exclusively by Kriegsman, Kriegsman shall be paid a fee equal to eight percent (8%) of the proceeds from such equity or debt placement. Additionally, AWT shall issue Kriegsman warrants representing the right to purchase ten percent (10%) of the number of shares issued in the equity placement (or shares in which the debt is convertible into) which warrants shall be exercisable at any time during a five (5) year period following the date of issuance at an exercise price equal to the per share purchase price of the equities sold or the conversion price for the debt into equity of AWT. The fees shall be due and payable at the time of AWT's receipt of the proceeds from the equity or debt offering.

               (e) Merger, Sale or Acquisition of AWT. In addition to the amounts payable under subparagraph (a) and the issuance of the options described in subparagraph (c) above, in the event Kriegsman arranges for the merger, sale or acquisition of AWT, then all remaining outstanding options shall immediately vest and Kriegsman will be paid a success fee on the closing of the transaction equal to six percent (6%) of the value of the consideration received in such transaction by AWT or AWT's stockholders. At the option of Kriegsman the fees payable under this subparagraph (e) may be payable either in cash or in the form of stock in AWT or the surviving company in such merger, sale or acquisition. In the event the consideration payable to AWT or the AWT stockholders is in the form of installment or deferred payments, then the payment of any fees attributable to such installment or deferred payments shall be paid at such time or times as AWT or AWT's shareholders receive the installment or deferred payments from the acquiring Company.

               (f) Form of Warrant. Any warrants issued pursuant to subparagraphs (d) or (e) above shall be in the form a standard underwriter's and similar to that used previously by AWT and permit cashless exercise to the extent of the warrant price. Kriegsman shall be solely responsible for any income tax liability, withholding or



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          deposits required in connection with the issuance or exercise of any warrant. AWT agrees to include the shares issued in connection with the exercise of the warrants granted under subparagraphs (d) or (e) to Kriegsman in the next registration statement filed by the Company or on behalf of any other shareholder having demand registration rights following the exercise of said warrants.

               (g) Limited Assignment. Kriegsman shall have the right to assign his rights and obligations under subparagraphs (d) and (e) to one or more persons or entities acceptable to AWT (such acceptance not to be unreasonably withheld).


     3. Tools, Equipment and Supplies. Kriegsman shall be responsible for supplying his/her own office space, equipment, and supplies as necessary to properly perform the services described herein.

     4. Covenant Not to Disclose Confidential Information. Except in connection with the performance of his duties, Kriegsman covenants that he will not, during or after the term of this engagement, disclose or make public or otherwise use or exploit for profit any confidential proprietary information relating to AWT's business. Upon breach by Kriegsman of the provisions of this covenant, AWT shall be entitled to such an injunction restraining Kriegsman from disclosing or using such information or from rendering any services to any person, firm, partnership, corporation, association, or other entity to whom such information has been disclosed or is threatened to be disclosed; provided, however, nothing contained herein shall be construed as prohibiting AWT from pursuing any other remedies available to it for any such breach or threatened breach, including recovery of damages.

     5. Termination for Cause. Notwithstanding the term specified in paragraph 2 hereof AWT shall have the right to terminate this Agreement on the eleventh
(11th) month anniversary date of the execution of this Agreement (or at any time thereafter) upon delivering written notice of such termination to Kriegsman of the effective date of such termination, in the event that Kriegsman has not accomplished the following performance objectives:

          (a) Raising a minimum of Two Million Dollars ($2,000,000.00) in equity capital or proceeds from joint ventures, strategic alliances or licensing transactions arranged for AWT by Kriegsman;

          (b) Initiated research coverage of AWT by Kriegsman with a "buy" recommendation; and

          (c) Recruited at least two (2) members that accepted appointment to AWT's Board of Directors.

Upon AWT's election to terminate this Agreement, any remaining unissued options shall not be issued and any rights thereto immediately forfeited without any further action on behalf of AWT. Consulting payments, options warrants and any other fees earned, due



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and payable under this Agreement shall be paid for the services of Kriegsman occurring on or before the effective date of the termination of this Agreement. Any notice of termination under this paragraph shall be given not less than thirty (30) days prior to the effective date of termination.

     6. Exclusivity Covenant. [Intentionally Deleted]

     7. Assignment. Except as specifically provided herein, this agreement and the rights, obligations and duties of Kriegsman hereunder shall not be assignable or otherwise transferable by Kriegsman.

     8. Modification. No provision contained herein may be modified, amended, or waived except by written agreement signed by the parties to be bound thereby.

     9. Binding Effect and Benefit. This agreement shall inure to the benefit of, and shall be binding upon, the parties hereto, their heirs, executors, administrators personal representatives, successors and permitted assigns.

     10. Headings and Captions. Subject headings and captions are included for convenience purposes only and shall not affect the interpretation of this agreement.

     11. Notice. All notices required hereunder shall be in writing and shall be deemed to have been duly given upon delivery if delivered in person, upon the date postmarked if mailed, registered or certified United States Mail, postage prepaid, as follows if to Kriegsman:

                             Steven Kriegsman
                             The Kriegsman Group
                             920 Greentree Road
                             Pacific Palisades, CA 90272
                             Fax: 310 230-9410

if to AWT:
                             Autologous Wound Therapy, Inc.
                             1523 Bowman Road Suite A
                             Little Rock, AR 72211
                             Attn: Dennis G. Hendren, President
                             Fax: 501 225-8428

or to such other address as either party may designate by notice.

     12. Severability. If any portion of this agreement is held invalid, illegal, or unenforceable, such determination shall not impair or affect the enforceability of the remaining terms and provisions herein.


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     13. Waiver. No waiver of a breach or violation of any provision of this agreement shall operate or be construed as a waiver of any subsequent breach.

     14. Gender and Pronouns. Throughout this agreement, the masculine shall include the feminine and neuter and the singular shall include the plural and vice versa as the context requires.

     15. Entire Agreement. This document constitutes the entire agreement of the parties and supersedes any and all other prior agreements, oral or written, with respect to the subject matter contained herein.

     16. Governing Law. This agreement shall be subject to and governed by the laws of the State of California.

     17. No Joint Venture or Partnership. This agreement shall not be considered to create any type of joint venture partnership, or other legal relationship between the parties where either party shall share or be responsible for the debts or liabilities of the other party. In addition, this agreement shall not be construed as making either party an agent of the other party beyond the extent expressly provided in and limited by this agreement, or as giving the right of one party to legally bind the other in any manner so as to permit the incurrence of debts and liabilities on behalf of the other party.

     18. Relationship Between the Parties. The relationship between Kriegsman and AWT shall be that of an independent contractor and not that of an employee. Accordingly, Kriegsman shall not be entitled to any rights, privileges, or benefits generally established for AWT employees.

     19. Indemnification. AWT agrees to indemnify and hold harmless Kriegsman from and against any and all losses, claims damages, liabilities, judgments, charges and expenses (including all legal and other out-of-pocket expenses reasonably incurred by Kriegsman) in connection with investigating or defending against or providing evidence in any litigation, whether commenced or threatened, in connection with any claim, action or proceeding whether or not resulting in any liability, to which Kriegsman may become subject under any other statute, at common law or otherwise, caused by or arising out of any services provided under this Agreement; provided, however, that AWT shall not be liable in any such case to the extent that any such loss claim, damage or liability is incurred by Kriegsman as a result of Kriegsman's negligence or willful misconduct. In connection with any such proceedings, Kriegsman shall be entitled to employ counsel separate from AWT and from any other party in such action. In such event, the reasonable fees and out-of-pocket disbursements of such separate counsel, as incurred, shall be paid by AWT, subject to Kriegsman's obligation to reimburse AWT to the extent that any loss, claim damage, or liability is determined to be as a result of Kriegsman's negligence or willful misconduct. To the extent that AWT, its officers, directors, shareholders, agents or affiliates suffer or incur any loss, claim, damage, liability or expense by reason of Kriegsman's negligence or willful misconduct, then Kriegsman shall indemnify and hold such persons harmless and each such person shall have the


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rights of indemnification from Kriegsman as are provided by AWT to Kriegsman hereunder.

     20. Arbitration. Any dispute arising from any interpretation, validity or performance of this Agreement or any of its terms and provisions shall be submitted to binding arbitration and to be conducted in accordance with the rules of the American Arbitration Association. The proceedings shall be conducted by one arbitrator mutually selected by the parties. If the parties are unable to agree on an arbitrator, then one arbitrator shall be designated by the American Arbitration Association. Arbitration proceedings shall be conducted in Los Angeles, California or such site as otherwise mutually agreed to by the parties. Except as otherwise specifically covered by an arbitrator's award, each party shall bear its own respective fees and expenses in connection with the arbitration proceedings; however, the arbitrator shall have the right to award such fees and expenses as part of the arbitrator's decision. Any decision by the arbitrator shall be entitled to enforcement as any judgment entered by a court having jurisdiction over the subject matter of the dispute and may be enforced as the same. To the extent any party is required to bring proceedings to enforce the decision of the arbitrator, such party shall be entitled to recover the reasonable fees and expenses incurred in such enforcement proceedings from the other party.

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     IN WITNESS WHEREOF, the parties hereto have executed this agreement effective as of the day and year aforesaid.

                          Autologous Wound Therapy, Inc.




                          By: /s/ Dennis G. Hendren
                             ---------------------------
                                  Dennis G. Hendren, President

                          Kriegsman:

                          The Kriegsman Group


                          By: /s/ Steven Kriegsman
                             ---------------------------
                                  Steven Kriegsman





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